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                                                                  EXHIBIT 99.3


                                   VOTING AGREEMENT


              VOTING AGREEMENT, dated as of February 22, 2000 (the "AGREEMENT"), by and among ADC Telecommunications, Inc., a Minnesota corporation ("Buyer"), and each stockholder of PairGain Technologies, Inc., a Delaware Corporation (the "COMPANY"), whose signature is set forth on the signature pages to this Agreement (each a "STOCKHOLDER" and, collectively, the "STOCKHOLDERS"). Capitalized terms which are used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

                                     WITNESSETH:

              WHEREAS, simultaneously with the execution and delivery of this Agreement, Buyer and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides for a wholly owned subsidiary of Buyer to be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware and the terms of the Merger Agreement, as a result of which the Company will be the surviving corporation and will be a wholly owned subsidiary of Buyer;

              WHEREAS, the Stockholders own in the aggregate approximately ___% of the Company Common Stock issued and outstanding; and

              WHEREAS, the Stockholders desire that the Company and Buyer consummate the Merger contemplated by the Merger Agreement and are willing to enter into this Agreement to induce Buyer to enter into the Merger Agreement.

              NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

       1. AGREEMENT TO VOTE. At such time as the Company convenes a meeting of, solicits written consents from or otherwise seeks a vote of, the Company's stockholders for the purpose of considering and approving the Merger and the other transactions contemplated by the Merger Agreement, each of the Stockholders hereby agrees to vote all shares of Company Common Stock owned by such Stockholder (whether held directly or beneficially) in favor of the Merger and the other transactions contemplated by the Merger Agreement and all other actions necessary or desirable for the consummation of the Merger. If the Merger contemplated by the Merger Agreement is restructured by the parties as a tender offer, each of the Stockholders hereby agrees to tender all shares of Company Common Stock owned by such Stockholder to the Buyer.


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       2.     LIMITATION.  Each Stockholder shall retain at all times the right to vote such Stockholder's shares of Company Common Stock in that Stockholder's sole discretion on all matters, other than those set forth in Section 1, that are at any time or from time to time presented for consideration by the Company's stockholders generally.

       3.     NO SOLICITATION.

              (a) Immediately upon execution of this Agreement, the Stockholders shall (and shall use reasonable efforts to cause the Company and its officers, directors, employees, investment bankers, attorneys and other agents or representatives to) cease all discussions, negotiations, responses to inquiries and other communications with all third parties who, prior to the date hereof, may have expressed or otherwise indicated any interest in pursuing an Acquisition Proposal with the Company.

              (b) Prior to termination of this Agreement pursuant to Section 7 hereof, each Stockholder hereby covenants and agrees that he or she will not, and each Stockholder shall use reasonable efforts to cause the Company and its officers, directors, employees, investment bankers, attorneys and other agents or representatives not to, directly or indirectly, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) except as permitted below, engage or participate in negotiations or discussions with, or furnish any information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, or (iii) except as permitted below, enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 3 (or in Section 5.6 or any other provision of the Merger Agreement), prior to the Company Stockholders Meeting, the Company and its Board of Directors (the "COMPANY BOARD") may participate in discussions or negotiations with or furnish information to any third party making an unsolicited Acquisition Proposal (a "POTENTIAL ACQUIROR") or approve or recommend an unsolicited Acquisition Proposal if both (A) a majority of the directors of the Company Board, without including directors who may be considered Affiliates (as defined in Rule 405 under the Securities Act), of any person making an Acquisition Proposal ("DISINTERESTED DIRECTORS") determines in good faith, after receiving advice from its independent financial advisor, that a Potential Acquiror has submitted to the Company an Acquisition Proposal that is a Superior Proposal (as hereinafter defined), and (B) a majority of the disinterested directors of the Company Board determines in good faith, after receiving advice from reputable outside legal counsel experienced in such matters (and the parties hereto agree that the law firm of Stradling Yocca Carlson & Rauth is so experienced), that the failure to participate in such discussions or negotiations or to furnish such information or to approve or recommend such unsolicited Acquisition Proposal is inconsistent with the Company Board's fiduciary duties under applicable law. In the event that any Stockholder shall receive any Acquisition Proposal, he or she shall promptly (and in no event later than 24 hours after receipt thereof) furnish to Buyer the identity of the Potential Acquiror, the terms of such Acquisition Proposal, copies of all information requested by the Potential Acquiror, and shall further


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promptly inform Buyer in writing as to the fact such information is to be provided after compliance with the terms of the preceding sentence. Without limiting the foregoing, each of the Stockholders understands and agrees that any violation of the restrictions set forth in this Section 3 by any Stockholder, whether or not such Stockholder is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of Section 5.6(b) of the Merger Agreement sufficient to enable Buyer to terminate the Merger Agreement pursuant to Section 7.1(d)(i) thereof.

              (c) For the purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any proposal, whether in writing or otherwise, made by any person other than Buyer and its Subsidiaries to acquire "beneficial ownership" (as defined under Rule 13(d) of the Exchange Act) of 20% or more of the assets of, or 20% or more of the outstanding capital stock of any of the Company or its Subsidiaries pursuant to a merger, consolidation, exchange of shares or other business combination, sale of shares of capital stock, sales of assets, tender offer or exchange offer or similar transaction involving the Company or its Subsidiaries.

              (d) The term "SUPERIOR PROPOSAL" means any BONA FIDE Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Company Common Stock then outstanding or all or substantially all the assets of the Company, and otherwise on terms that a majority of the disinterested directors determines, in good faith, to be more favorable to the Company and its stockholders than the Merger (after receiving advice from the Company's independent financial advisor that the Acquisition Proposal is more favorable to the Company's stockholders, from a financial point of view, than the Merger) and for which financing, to the extent required, is then committed.

       4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. The Stockholders severally, but not jointly, hereby represent and warrant to Buyer that:

              (a) Each Stockholder has the requisite legal capacity and authority to execute and deliver this Agreement, to perform the obligations of the Stockholder under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and legally binding obligation of such Stockholder enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy and other similar laws and general principles of equity;

              (b) Each Stockholder's execution, delivery and performance of this Agreement will not result in the creation of any Lien upon any of the shares of Company Common Stock held by such Stockholder under any of the terms, conditions or provisions of any contract to which such Stockholder is a party;

              (c) No filing or registration with or notification to and no permit, authorization, consent or approval of, any court, commission, governmental body, regulatory


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authority, agency or tribunal wherever located is required to be obtained, made or given by any Stockholder in connection with the execution, delivery and performance by any Stockholder of this Agreement; and

              (d) The signature page of this Agreement correctly sets forth the number of shares of Company Common Stock owned by each Stockholder as of the date of this Agreement. Each Stockholder has good title to all of the shares of Company Common Stock set forth below his name on the signature page hereto free and clear of all liens, security interests and encumbrances or any restrictions on transfer.

       5. CAPACITY. The parties hereby agree that the Stockholders are executing this Agreement solely in their capacity as Stockholders of the Company. Nothing contained in this Agreement shall limit or otherwise affect the conduct or exercise of the Stockholders' fiduciary duties as officers or directors of the Company.

       6. FURTHER ASSURANCES. Each Stockholder will, upon the request of Buyer, execute and deliver such documents and take such action reasonably requested by Buyer to effectuate the purposes of this Agreement and to consummate the transactions contemplated by the Merger Agreement.

       7.     TERMINATION.  This Agreement shall terminate upon the earlier of
(i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. In the event this Agreement is terminated, this Agreement shall immediately become void, there shall be no liability under this Agreement on the part of Buyer, its officers or directors or the Stockholders, and all rights and obligations of the parties to this Agreement shall cease.

       8. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specified in the Merger Agreement.

       9. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without the necessity of proving damages or posting any bond, and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

       10. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or facsimile (with receipt electronically confirmed) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:


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              (a)    if to a Stockholder:  To the address set forth on the
                                           signature page(s) hereto
                     with a copy to:

                     Stradling Yocca Carlson & Rauth
                     660 Newport Center Drive, Suite 1600
                     Newport Beach, CA 92660
                     Attention: Nick E. Yocca, Esq.
                     Facsimile No.: (949) 725-4100
                     Telephone No.: (949) 725-4000

              (b)    if to Buyer:

                     ADC Telecommunications, Inc.
                     12501 Whitewater Drive
                     Minnetonka, MN  55343
                     Attention: General Counsel
                     Facsimile No.: (612) 946-3292
                     Telephone No.: (612) 938-8080

                     with a copy to:

                     Dorsey & Whitney LLP
                     Pillsbury Center South
                     220 South Sixth Street
                     Minneapolis, MN  55402
                     Attention: Robert A. Rosenbaum, Esq.
                     Facsimile No.: (612) 340-8738
                     Telephone No.: (612) 340-2600

       11. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the Stockholders or Buyer, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

       12. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Merger Agreement and the other documents referred to therein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both written or oral, between the parties with respect to the subject matter hereof. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.


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       13.    ASSIGNMENT.  No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party hereto.

       14. INTERPRETATION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

       15. COUNTERPARTS. This Agreement may be executed via facsimile in two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

       16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

       17. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.


                             *    *    *    *    *


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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the day and year first written above.


                             ADC TELECOMMUNICATIONS, INC.


                             By:    __________________________________
                                    Arun Sobti
                                    Senior Vice President,
                                    President Broadband Access and
                                    Transport Group


                             STOCKHOLDERS


                             By:   __________________________________
                             Name:
                             Address:
                             Number of Shares Held:


                             By:   __________________________________
                             Name:
                             Address:
                             Number of Shares Held:


                             By:   __________________________________
                             Name:
                             Address:
                             Number of Shares Held: